Ply Gem Prime Holdings, Inc.
600 West Major Street
Kearney, Missouri 64060

September 25, 2006

Lee D. Meyer
208 Shawna Drive
Kearney, MO 64060

Re: Phantom Additional Unit Award Agreement Amendment

Dear Mr. Meyer:

As you know, the Board of Directors (the “Board”) of Ply Gem Prime Holdings, Inc. (the “Company”) has determined that it is desirable to amend and shorten the lifespan of the nonqualified deferred compensation arrangement represented by your Phantom Additional Unit Award under the Ply Gem Prime Holdings, Inc. Amended and Restated Phantom Stock Plan (the “Phantom Plan”). The primary reason for this determination is the significant uncertainty regarding the proper application of new Internal Revenue Code Section 409A, particularly as applied to phantom equity arrangements of private companies. Any Section 409A compliance mistake can result in phantom equity holders having to pay substantial penalty taxes in addition to regular income taxes. (Capitalized terms used but not defined in this letter shall have the meaning ascribed to such terms in the Phantom Plan, or, if not defined therein, in your Phantom Additional Unit Award Agreement.)

Phantom Common Equity Converted to Dollars and Paid Out on January 31, 2007. On the date of this letter, the portion of your Account that is represented by the portion of the Phantom Additional Units credited to your Account as of the date of this letter that represents shares of Common Stock (“Common Strip Units”), and not the portion that represents shares of Preferred Stock (“Preferred Strip Units”), shall be assigned a cash value, calculated by multiplying $10.00 by the number of Common Strip Units credited to your Account on the date of this letter. Such portion of your Account is referred to herein as the “Common Account.” After the date of this letter, the Common Account shall be denominated in U.S. dollars rather than in Common Stock or any other form of real or phantom equity, and, until January 31, 2007, the value of the Common Account shall be updated as if interest was credited on the value of the Common Account, and compounded at December 31, 2006, at a rate equal to the applicable federal rate for short-term loans.

On January 31, 2007, the Company shall pay you a one-time, lump-sum cash payment equal to the value of your Common Account on such date, calculated as described in the preceding paragraph, even if your employment is terminated earlier.

Phantom Preferred Equity Converted to Dollars and Paid Out Over Time. On the date of this letter, the portion of your Account that is represented by Preferred Strip Units shall be assigned a cash value equal to the face amount of the shares of Preferred Stock represented by such Preferred Strip Units and shall be credited with deemed earnings, as if with interest, at an annual rate of 10%, compounded semi-annually as of each June 30 and December 31, from the date of issuance of the Phantom Additional Unit Award through the date of payment. This portion of your Account shall be paid to you, in cash, in accordance with the following schedule: one-third of the original face amount shall be paid on each of August 31, 2009, 2010, and 2011, in each case together with deemed earnings (accrued to the date of payment) on the portion of the Account then being paid; provided, that the full unpaid amount of the account including deemed earnings thereon accrued to the date of payment shall be payable upon the earliest of your (i) death, (ii) Disability (as defined in the Plan) and (iii) the occurrence of an event which is both a Realization Event (as defined in the Plan) and a Change of Control as defined in section 409A of the Internal Revenue Code.

Despite any reference in this letter or in the Phantom Plan to any “Account”, the arrangement represented by your Award, as modified by this letter, remains a nonqualified deferred compensation arrangement. To the extent that any provisions of the Phantom Plan or your Phantom Additional Unit Award Agreement are inconsistent with the terms of this letter, including, without limitation, any provision regarding the payment of your Account in the form of, or valuation of your Account by reference to Preferred Stock or any provision regarding the payment of your Account following termination of employment or any IPO or Realization Event, such provisions shall be deemed amended to the extent necessary to be consistent with this letter and, if they cannot be read to be consistent with this letter, then they shall be void and of no further force and effect as applied to your Award.

* * *

By signing this letter in the space below, you indicate your consent to the amendments to your Phantom Additional Unit Award on the terms set forth in this letter.

Ply Gem Prime Holdings, Inc.

By: ___________________________
Name: Shawn K. Poe
Title: Chief Financial Officer

Accepted and Agreed to:

By: __________________________
Lee D. Meyer